EXHIBIT 99.1

For Immediate Release

Citadel Exploration Announces New Board Member

California-focused E&P adds Board Member with Financial and Energy Expertise

Newport Beach, CA, September 3, 2014 - Citadel Exploration, Inc. (OTCQB: COIL) (“Citadel” or “the Company”), a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California, announced today that James Walesa has joined its Board of Directors, replacing Jacob Barnhart.

Mr. Walesa has 34 years of experience in the financial services industry and brings to the board a unique combination of finance and energy experience.

“I am very excited to be joining the board of Citadel because of its unique combination of talent, knowledge and data for exploring an oil-rich region like California,” said Walesa. “It is very rare that someone has the opportunity to join a firm with such tremendous potential in such an early stage.”

Mr. Walesa entered the industry in 1982 with First Investors in Chicago.  In 1988, he founded Asset Management & Protection Corporation (AMPC) which now has over $500 million in assets under management.  Mr. Walesa and some of his clients were original investors in Basic Energy Services (BAS: NYSE) and Southwest Royalties, now part of Clayton Williams Energy (CWE: NYSE).  He is also a founding member of the Offshore Energy Center in Galveston, Texas.  Mr. Walesa and AMPC clients continue to provide startup capital for energy related companies and was an original investor in Citadel’s first offering.

"Having known Jim for more than 10 years, I look forward to gaining from his unique view of the financial world and its role in the energy sector.” Said Phil McPherson, CFO of Citadel Exploration. “Oil and gas exploration is a capital-intensive business and few people know capital acquisition for this industry as well as Jim Walesa.”

His comments were echoed by Armen Nahabedian, CEO of Citadel Exploration: “We believe Jim’s skill set will add value for Citadel shareholders by providing us strategic insights on the finance side of the industry.” He added, “Jim’s financial expertise is the perfect complement to the exploration knowledge of our Chairman, Dan Szymanski.”

About Citadel Exploration, Inc.:

Citadel Exploration (COIL) is a pure-play California oil company with operations in the Salinas and San Joaquin Basins of California. Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

Citadel currently is focusing its efforts on two primary prospects:  Project Indian, a thermal-recovery project in San Benito County on which it has recently drilled its first well, and the Yowlumne Project, a new prospect recently acquired from Aera Energy in which it is currently permitting two exploration wells.

Citadel prides itself on its legacy of discovery and innovation in the industry, and is committed to a plan of careful, deliberate growth tempering risk by focusing on historically successful projects.  The best place to find oil, is where it has already been found.

Company Contact:
Phil McPherson – CFO
949-612-8040

Investor Relations Contact:
MZ Group - North America
Derek Gradwell
512-270-6990
dgradwell@mzgroup.us
Web:           www.mzgroup.us